SHAREHOLDER RIGHTS PLAN
AMENDMENT AGREEMENT
This agreement (“Rights Plan Amendment”), dated as of June 19, 2013, is made between Sonde Resources Corp. (the “Corporation”), a corporation incorporated under the Business Corporations Act (Alberta), and Valiant Trust Company, a trust company incorporated under the laws of Canada (the “Rights Agent”);
WHEREAS the Corporation and the Rights Agent are parties to a shareholder rights plan agreement dated as of June 3, 2010 (the “Rights Agreement”), which established a shareholder rights plan for the Corporation;
AND WHEREAS the Board of Directors of the Corporation has determined it advisable to amend the Rights Agreement as set forth herein, and such amendment has been approved by the shareholders of the Corporation in accordance with the Rights Agreement;
NOW THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein, the Corporation and the Rights Agent hereby amend the Rights Agreement as follows:
1.    Interpretation
This Rights Plan Amendment is supplemental to and shall form one agreement with the Rights Agreement, and the Rights Agreement and this Rights Plan Amendment shall be read together and have effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument.
2.    Amendment
The Rights Agreement is hereby amended as follows:

(a)	section 5.15(a)(ii) is amended by changing the reference to “2013” contained therein to “2016”.
3.    Confirmation
The parties hereto hereby acknowledge and confirm that, except as specifically amended by the provisions of this Rights Plan Amendment, all of the terms and conditions contained in the Rights Agreement are and shall remain in full force and effect, unamended, in accordance with the provisions thereof.
4.    Execution in Counterpart
This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
SONDE RESOURCES CORP.

By: “Kurt A. Nelson”
Name: Kurt A. Nelson
Title: Chief Financial Officer

VALIANT TRUST COMPANY

By: “Gail Hibbs”
Name: Gail Hibbs
Title: Account Manager, Client Services

By: “Tara Bouchard”
Name: Tara Bouchard
Title: Senior Manager, Corporate Actions